EXHIBIT (I)(2)
April 25, 2006

VIA FACSIMILE (415-783-8026) AND U.S. MAIL

Deloitte & Touche LLP
50 Fremont Street
San Francisco, CA 94105

Attention: Kinman Tong

Re:   Atlas Funds and Atlas Insurance Trust

Ladies and Gentlemen:

By letter dated April 13, 2006, Lezlie Iannone, Group Senior Vice President, Secretary of Atlas Funds and Atlas Insurance Trust (the "Funds"), has requested that we update our letter to you dated February 26, 2006 (the "Prior Letter") in reference to your audit of the financial statements of Atlas Funds and Atlas Insurance Trust (the "Funds").

The nature and scope of this Firm's representation of the Funds remain as they were described in the Prior Letter, and, subject to the provisions, definitions and limitations of and the materials incorporated by reference in the Prior Letter, we hereby confirm the information provided in the Prior Letter.

The information set forth herein is as of April 25, 2006, the date on which we completed our internal review for purposes of preparing this response, and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

Very truly yours,

/s/ Julie Allecta

Julie Allecta
of PAUL, HASTINGS, JANOFSKY & WALKER LLP

cc:   Lezlie Iannone
      Atlas Securities, Inc.
      794 Davis Street
      San Leandro, CA 94577